                                                                   EXHIBIT 10.13

                                   AGREEMENT

                                    BETWEEN

                          AMERICA WEST AIRLINES, INC.

                                      AND

                              MESA AIRLINES, INC.

                             AMERICA WEST EXPRESS
                               SERVICE AGREEMENT

     AGREEMENT made this 4th day of September, 1992 by and between America West Airlines, Inc. ("AWA"), Debtor-In-Possession, a Delaware corporation having a principal place of business at 4000 East Sky Harbor Boulevard, Phoenix, Arizona, and Mesa Airlines, Inc. ("Contractor"), a New Mexico corporation having a principal place of business at 2325 E. 30th Street, Farmington, New Mexico:

WITNESSETH:

     WHEREAS, AWA holds a certificate of public convenience and necessity issued by the Department of Transportation ("DOT") authorizing AWA to engage in the interstate and overseas air transportation of persons, property and mail between all points in the United States, its territories and possessions;

     WHEREAS, Contractor holds a certificate of public convenience and necessity issued by the Department of Transportation ("DOT") authorizing it to engage in the interstate air transportation of persons, property and mail between all points in the United States, its territories and possessions;

     WHEREAS, AWA owns various trademarks, service marks and logos, including "America West Airlines" and distinctive exterior color decor and patterns on its aircraft, hereinafter referred to individually and collectively as the "AWA Trademarks;"

     WHEREAS, Contractor wishes to acquire a non-exclusive license to use one or more of AWA's Trademarks in connection with the scheduled air transportation services operated by Contractor pursuant to this Agreement, including the use of the "HP" designator code used to identify, in computer systems and elsewhere, Contractor's scheduled flights operated pursuant to this Agreement;

     WHEREAS, Contractor desires to operate, and AWA is willing to contract for, AMERICA WEST EXPRESS operations in the manner and to the extent hereinafter described;

     NOW, THEREFORE, for and in the consideration of the foregoing premises and the mutual covenants and obligations hereinafter set forth, the parties to this Agreement hereby agree as follows:

ARTICLE 1 -- COMPLIANCE WITH REGULATIONS

     Contractor hereby represents, warrants, and agrees that all air transportation services performed by it pursuant to this Agreement or otherwise shall be conducted in full compliance with any and all applicable statutes, orders, rules, and regulations, whether now in effect of hereafter promulgated, of all governmental agencies having jurisdiction over Contractor's operations, including but not limited to, the Federal Aviation Administration ("FAA") and the DOT. Contractor's compliance with such governmental statutes, orders, rules, and regulations shall be the sole and exclusive obligation of Contractor, and AWA will have no obligations or responsibilities, whether direct or indirect, with respect to such matters.

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

ARTICLE 2 -- AIR SERVICES TO BE PROVIDED BY CONTRACTOR

     Section 2.01 Schedules To Be Operated

     (a) Throughout the term of this Agreement and any amendment or extension thereof, Contractor shall schedule and operate, subject to Paragraph 2.01(c) below, AMERICA WEST EXPRESS service in the following markets:

                                                                             MINIMUM # OF
                                  MARKETS                                    FREQUENCIES
- - ---------------------------------------------------------------------------  ------------
Bullhead City, AZ   --   Phoenix, AZ.......................................
Lake Havasu, AZ     --   Phoenix, AZ.......................................
Prescott, AZ        --   Phoenix, AZ.......................................
Kingman, AZ         --   Phoenix, AZ.......................................
Fort Huachuca, AZ   --   Phoenix, AZ.......................................
Flagstaff, AZ       --   Phoenix, AZ.......................................
Yuma, AZ            --   Phoenix, AZ.......................................
Farmington, NM      --   Phoenix, AZ.......................................
Gallup, NM          --   Phoenix, AZ.......................................
Durango, CO         --   Phoenix, AZ.......................................
Grand Junction, CO  --   Phoenix, AZ.......................................
Palm Springs, CA    --   Phoenix, AZ.......................................
Telluride, CO       --   Phoenix, AZ.......................................

     (b) All published schedules to be operated by Contractor pursuant to
Section 2.01(a) above or to add new markets other than those listed in Section 2.01(a) above must be submitted to AWA at least 30 days prior to the effective date of such schedule. Contractor agrees that in the development of its schedules, it shall consult with AWA and use its best reasonable efforts to ensure that the primary needs of both local and connecting traffic in AWA markets are being met. AWA shall not have the right to approve or disapprove such schedules. AWA retains the right to withhold the use of its code, logo or trademarks from any flight operated by the Contractor. AWA shall timely file Contractor's code-shared schedules with its own schedules in accordance with industry standards provided Contractor's schedules are timely received by AWA.

     (c) Notwithstanding anything to the contrary contained in this Section 2.01, Contractor shall be entitled to operate additional services under its own name in the markets covered by this Agreement; provided that any aircraft used in providing such services shall not bear AWA's logo or markings.

     (d) Contractor shall be the sole and exclusive air carrier authorized by AWA to operate as AMERICA WEST EXPRESS (or operate by similar AWA turbo-prop feeder-operation-designation) for all AMERICA WEST EXPRESS flights serving the Phoenix hub. In consideration of their exclusive air carrier status, Contractor shall have a right of first refusal to institute any new services (cities or flights) which are forecast by AWA to be profitable. Such services shall be inaugurated within 90 days of recommendation by AWA. If Contractor refuses to provide the requested service, AWA shall have the right to contract with another carrier to operate that route as an AMERICA WEST EXPRESS, provided that the service shall be the same as that proposed to Contractor. Contractor shall have the right of first refusal to provide service to any additional major cities or hubs wherein AWA may desire to establish a code-sharing agreement. Contractor shall have 30 days from the time it is offered the additional agreement to accept or decline such opportunity. If accepted, Contractor shall have 120 days to prepare itself to fulfill its obligations at the additional city or hub.

     (e) Contractor may withdraw from, reduce service, or suspend service in any of its AMERICA WEST EXPRESS markets listed in Section 2.01(a) after

                         [CONFIDENTIAL PORTION DELETED]

     Contractor shall then give 30 days' notice to AWA of its desire to affect service to that market.

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

     (f) Inauguration of services listed in Section 2.01(a) will be accomplished according to the transition schedule contained in Exhibit A, made a part of this agreement and attached hereto.

     Section 2.02 Aircraft To Be Used

     (a) Contractor will provide the scheduled air services described in Section
2.01 with short-to-medium range, multi-engine, turbine-propeller aircraft. Such aircraft shall have a minimum of 19 seats and appropriate capacity for passenger baggage, freight and mail.

     (b) Upon filing a Plan of Reorganization with the Bankruptcy Court, Contractor shall begin to repaint its aircraft used in connection with the services provided under this Agreement with exterior color decor and Trademarks to be designed by AWA in consultation with Contractor. The Contractor shall provide the paint and other materials for the exterior aircraft decor and AWA shall paint the aircraft in its painting facility. Any change to the exterior color decor and pattern of the aircraft subsequent to the original design shall be made at the expense of AWA. AWA understands that the flowage of Contractor's aircraft prevents Contractor from painting all of its aircraft in AWA colors. Contractor will attempt to maximize the utilization of AWA painted aircraft on code-shared routes. AWA understands that on occasion an AWA-colored aircraft may be used in Contractor's "Mesa" system due to aircraft flowage requirements.

     In addition to the use of the AWA Trademarks on its aircraft, Contractor shall use and display a suitable sign on the exterior of its aircraft identifying Contractor as the operator of the services being provided pursuant to this Agreement. The use and display of such sign shall be in compliance with any applicable FAA rule or directive, shall be visible to passengers approaching the aircraft for boarding and shall be subject to the prior written approval of AWA as to its nature, size and location on Contractor's aircraft.

     Section 2.03 Flight Crews To Be Used

     All services performed by Contractor pursuant to this Agreement shall be operated with crews consisting of a captain or pilot, and a first officer or co-pilot. All such crew members shall at all times meet all currently applicable governmental requirements, as such requirements may be amended from time to time during the life of this Agreement, and shall be fully licensed and qualified for the services to be performed hereunder.

ARTICLE 3 -- SUPPORT SERVICES AND FACILITIES

     Section 3.01 General Provision

     AWA and Contractor shall provide support services and facilities to the extent and in the manner set forth in the subsequent sections of this Article 3. Such support services and facilities, when furnished by AWA, shall be furnished only with respect to Contractor's scheduled air services described in Article 2.

     Section 3.02 Communications and Reservations

     Reservation telephone lines will be maintained by AWA at the points listed in Article 2 connecting those cities with AWA's reservations center. Reservations for passengers using the services described in Article 2 and connecting reservations to AWA or to other air carriers will be made by AWA on a non-discriminatory basis in accordance with AWA's established methods and procedures. For passengers originating their travel at points other than those served by Contractor pursuant to Article 2, either on AWA's system or on the systems of other airlines, connecting reservations to the services of Contractor will also be made on a non-discriminatory basis in accordance with currently established industry methods and procedures. In all cases, AWA will confirm the reservations of Contractor's passengers through the entire itinerary of their scheduled trips. When a contact number is supplied by the passengers making such reservations, AWA will assume the responsibility of notifying passengers of any changes in Contractor's schedules or operations, provided that Contractor furnishes AWA with sufficient advance notice of such changes. Contractor will provide AWA with parameters of Contractor's flight capacity and discount seat inventory levels and AWA will use its best efforts to accommodate Contractor's directions as to these levels.

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

     Section 3.03 Operations

     (a) In the event of flight delays, cancellations or other schedule irregularities affecting Contractor's scheduled services, and as soon as information concerning such irregularities is available, Contractor shall notify AWA's flight control center and furnish AWA such information in as much detail as possible.

     (b) Contractor shall be solely responsible for, and AWA shall have no obligations or duties with respect to the dispatch of Contractor's flights operated pursuant to this Agreement or otherwise. For the purposes of this
Section 3.03(b), the term "flight dispatch" shall include, but shall not be limited to, all planning of flight itineraries and routings, fueling and flight release.

     (c) From time to time, and solely upon request of Contractor or its flight crews, AWA shall provide to Contractor at its cost, such U.S. Weather Bureau information or data as may be available to AWA; provided that, in furnishing any such weather information or data to Contractor, neither AWA nor its employees or agents will be responsible or liable for the accuracy thereof.

     Section 3.04 Services

     (a) AWA will provide the following services at Sky Harbor International Airport (PHX) in Phoenix, Arizona:

          (1) check-in and ticketing of passengers of AWA's ticket counters and Fast Check facilities;

          (2) use of AWA's passenger facilities by Contractor's passengers;

          (3) passenger holding facilities and boarding gates;

          (4) interline transfer of baggage, mail, and freight in accordance with currently established industry methods and procedures;

          (5) such security facilities, personnel, and passenger screening procedures which may be required (a) by applicable orders, rules, and regulations of the FAA, and (b) by AWA's FAA-approved aircraft security plan for passengers originating at PHX; and

          (6) arrangements, made at Contractor's request and its sole cost and expense, for alternate transportation, meals, lodging, and other accommodations for Contractor's passengers as the need therefore may arise from time to time due to schedule irregularities in Contractor's operations.

     (b) Contractor shall provide its own services and facilities at all airports other than Phoenix, Arizona and will provide the following services at
PHX:

          (1) all passenger screening for passengers arriving on Contractor's flights in PHX;

          (2) all ramp activities for Contractor's flights; and,

          (3) check-in Ticketing and Boarding of passengers at its gate or gates in PHX.

     (c) Contractor shall purchase from AWA, at AWA's cost, the CRT's and reservations lines necessary at each Station.

     Section 3.05 Terms of Transportation, Sales and Timetables

     (a) AWA's Terms of Transportation, with certain exceptions as listed therein, shall be applicable to services provided by Contractor pursuant to this Agreement. Such Terms of Transportation shall at all times be available for public inspection at Contractor's corporate offices and at each airport ticket counter and sales office maintained and operated by or on behalf of Contractor.

     (b) AWA and Contractor agree that each carrier is authorized to sell air transportation of passengers and property on the schedule flights operated by the other carrier utilizing the AWA ticket stock, airbill, forms and other documentation. Contractor will issue tickets on its own ticket stock and airbills only for tickets or airbills issued at Contractor's counter or for non-revenue passengers.

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

     (c) The party issuing a ticket or exchange order for passenger transportation shall

                         [CONFIDENTIAL PORTION DELETED]

     (d) With respect to airbills issued by Contractor for transportation of property on Contractor, AWA and other air carriers, and with respect to inbound collect shipments, handled by Contractor, Contractor shall retain possession of all cash proceeds collected and received by Contractor throughout the month in connection with such transactions and all such cash proceeds shall be remitted to AWA through the Clearing House in accordance with the procedures set forth in the currently effective Manual of Procedures issued by said Clearing House, but in no event later than the 28th day of the month following the month in which such monies or proceeds were collected. Inbound C.O.D. shipments shall be handled in accordance with established AWA policy. In addition, Contractor shall prepare and furnish to AWA all written reports, accounts and documents that AWA may require, on a weekly basis or at such lesser frequency as AWA may prescribe, at its sole discretion, from time to time during the life of this Agreement.

     (e) AWA and Contractor, by mutual agreement, may establish such new or different passenger and air freight sales and accounting procedures as may be required by experience or changed circumstances. In addition, AWA and Contractor by mutual agreement, may establish alternative or modified passenger sales and accounting procedures in order to accommodate tickets or exchange orders by air carriers which are not participants in the Clearing House.

     (f) Each party shall assume full liability for and shall indemnify, defend, protect, save, and hold harmless the other party, its directors, officers, agents, and employees from any and all liabilities, damages, claims, suits, judgments, and all related expenses or losses on account of the loss, misapplication, theft or forgery of passenger tickets, exchange orders, airbills or other supplies furnished by or on behalf of each party to the other, or the proceeds thereof, whether or not such loss is occasioned by the insolvency of either the purchaser of the aforesaid passenger tickets, exchange orders, airbills or other documents or of a bank in which the party may have deposited such proceeds. Each party's responsibility hereunder for passenger tickets, exchange orders, airbills, and other supplies shall commence immediately upon delivery of said passenger tickets, exchange orders, airbills, and other supplies into the possession of that party or any duly authorized officer, agent or employee of the party. Each party shall furnish the other party prompt and timely notice of any claims made, or suits instituted against it which in any way may result in the indemnification hereunder, and the indemnifying party shall have the right to compromise or participate in the defense of same to the extent of its own interest.

     (g) AWA will include the schedule air services provided by Contractor pursuant to Article 2 in its public timetables (including Contractor's connecting schedules on the same basis as it does its own). All references in AWA's public timetables to Contractor's AMERICA WEST EXPRESS services shall also contain notations indicating that such scheduled services are performed by Contractor as an independent contractor under the appropriate AWA Trademarks.

     Section 3.06 Advertising

     The parties will establish for the purpose of advertising the AWA product in the cities served by Contractor under this Agreement, a pool funded by each of the parties by each contributing to this pool. Contractor shall decide on the amount of its contribution, up to one percent (1%) of the revenue it derives from markets covered under this Agreement. Contractor will advise AWA of the amount and percentage of its contribution. AWA will then contribute the same percentage of revenue it derives under this Agreement, and advise Contractor of the percentage and amount. Contractor will then develop and propose an advertising program to be funded by the contribution which will then be submitted to AWA for approval.

ARTICLE 4 -- JOINT PASSENGER FARES AND DIVISION OF REVENUES

     Section 4.01 Joint Fares

     Joint (through) passenger fares involving travel on AWA and Contractor shall be established as mutually agreed upon by AWA and Contractor and published by AWA. [Confidential Portion Deleted].

     Section 4.20 Local Fares

     Contractor shall establish and AWA shall publish local fares applicable to AMERICA WEST EXPRESS markets and Contractor shall [Confidential Portion Deleted].

ARTICLE 5 -- AIR FREIGHT RATES

     Section 5.01 Joint Air Freight Rates

     Throughout the life of this Agreement, AWA and Contractor shall establish and maintain joint air freight rates, including rates covering general commodity, small package, and priority air freight shipments.

     Section 5.02 Compensation to Carrier for Air Freight

     For the transportation of air freight on the scheduled services to be operated by Contractor pursuant to Article 2 above, the Contractor will receive [Confidential Portion Deleted]. Changes in Contractor-established local rates must be provided to AWA 45 days in advance of the effective date.

ARTICLE 6 -- U.S. MAIL

     Contractor will execute separate contracts with the U.S. Postal Service
(USPS).

ARTICLE 7 -- LIABILITY, INDEMNIFICATION AND INSURANCE

     Section 7.01 Contractor Shall Act As An Independent Contractor

     (a) The employees, agents, and/or independent contractors of Contractor engaged in performing any of the services Contractor is to perform pursuant to this Agreement shall be employees, agents, and independent contractors of Contractor for all purposes, and under no circumstances shall be deemed to be employees, agents or independent contractors of AWA. In its performance under this Agreement, Contractor shall act, for all purposes, as an independent contractor and not as an agent for AWA. AWA shall have no supervisory power or control over any employees, agents or independent contractors engaged by Contractor in connection with its performance hereunder, and all complaints or requested changes in procedures shall, in all events, be transmitted by AWA to a designated officer of Contractor. Nothing contained in this Agreement is intended to limit or condition Contractor's control over its operations or the conduct of its business as a commuter air carrier, and Contractor and its principals assume all risks of financial losses which may result from the operation of the air services to be provided by Contractor hereunder.

     (b) The employees and agents of AWA engaged in performing any of the services AWA is to perform pursuant to this Agreement shall be employees and agents of AWA for all purposes, and under no circumstances shall be deemed to be employees and agents of Contractor. Contractor shall have no supervision or control over any such AWA employees and agents and any complaint or requested change in procedure shall be transmitted by Contractor to AWA's designated representative.

     Section 7.02 Liability and Indemnification

     (a) Each party hereto assumes full responsibility for any and all liability to its own directors, officers, employees, or agents on account of injury, or death resulting from or sustained in the performance of their respective services under this Agreement.

     (b) Contractor shall indemnify, defend, protect, save, and hold harmless AWA, its directors, officers, employees, and agents from and against any and all liabilities, claims, demands, suits, judgments, damages,

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

and losses (including the costs, fees, and expenses in connection therewith and incident thereto), brought against AWA, its directors, officers, employees or agents by or on behalf of any director, officer, employee, agent or independent contractor of Contractor or anyone else claiming through such persons, or by reason of damage or destruction of property of any such person, or injury to or death of such person, caused by or arising out of any act or omission of Contractor occurring while this Agreement is in effect. AWA shall give Contractor prompt and timely notice of any claim made or suit instituted against AWA which in any way results in indemnification hereunder, and Contractor shall have the right to compromise or participate in the defense of same to the extent of its own interest.

     (c) AWA shall indemnify, defend, protect, save, and hold harmless Contractor, its directors, officers, employees, and agents from and against any and all liabilities, claims, demands, suits, judgments, damages, and losses (including the costs, fees, and expenses in connection therewith and incident thereto), brought against Contractor, its directors, officers, employees or agents by or on behalf of any director, officer, employee, agent or independent contractor of AWA or anyone else claiming through such persons, or by reason of damage or destruction of property of any such person, or injury to or death of such person, caused by or arising out of any act or omission of AWA occurring while this Agreement is in effect. Contractor shall give AWA prompt and timely notice of any claim made or suit instituted against Contractor which in any way results in indemnification hereunder, and AWA shall have the right to compromise or participate in the defense of same to the extent of its own interest.

     (d) Each party, with respect to its own employees, accepts full and exclusive liability for the payment of workers' compensation and/or employer's liability insurance premiums with respect to such employees, and for the payment of all taxes, contributions or other payments for unemployment compensation or old-age benefits, pensions or annuities now or hereafter imposed upon employers by the government of the United States or by any state or local governmental body with respect to such employees measured by the wages, salaries, compensation or other remuneration paid to such employees, or otherwise, and each party further agrees to make such payments and to make and file all reports and returns, and to do everything necessary to comply with the laws imposing such taxes, contributions or other payments.

     Section 7.03 Insurance Coverage

     (a) In consideration of the privileges granted herein, Contractor shall, at all times during the effectiveness of this Agreement, commencing with the first day thereof, have and maintain in full force and effect policies of insurance reasonably satisfactory to the other, of the types of coverages, including coverage on all aircraft described in Section 2.02, and in the minimum amounts stated below with companies reasonably satisfactory to AWA and under terms and conditions reasonably satisfactory to AWA as follows:

      1. AIRCRAFT LIABILITY AND GROUND LIABILITY         $50,000,000 Per Occurrence Combined
         INSURANCE (Including Comprehensive Public       Single Limit of Liability
         Liability)
         a.   Bodily Injury and Personal Injury --       Included in Combined Single Limit
              Passengers
         b.   Bodily Injury and Personal                 Included in Combined Single Limit
              Injury -- Third Parties
         c.   Property Damage                            Included in Combined Single Limit

     The minimum amounts of insurance coverages required for Contractor under this paragraph 1 shall be $50,000,000 per occurrence, combined single limit for all coverages required under this paragraph 1, provided, however, that before Contractor adds aircraft with more than 19 seats to its AMERICA WEST EXPRESS operations hereunder, Contractor shall obtain insurance coverage of $100,000,000 per occurrence per aircraft having greater than 19 seats. AMERICA WEST EXPRESS shall obtain insurance coverage of $100,000,000 per occurrence or $1 million per seat, whichever is greater.

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

                                                                       PER ACCIDENT
                                                         -----------------------------------------
      2. WORKERS' COMPENSATION INSURANCE: (Company       Statutory
         Employees)
      3. EMPLOYERS' LIABILITY: (Company Employees)       $100,000
      4. ALL RISK HULL INSURANCE ON AIRCRAFT PERFORMING  Replacement cost or Such Lesser Amount As
         SERVICES HEREUNDER:                             May Be Consented To By AWA
      5. BAGGAGE LIABILITY:                              $1,250 (Per Passenger)
      6. CARGO LIABILITY:                                $100,000 Any One Aircraft
                                                         $100,000 Any One Disaster With Terms,
                                                         Limitations, and Conditions Acceptable To
                                                         AWA

     (b) The parties hereby agree that from time to time during the life of this Agreement, the parties may negotiate with the other to have and maintain amounts set forth in paragraph (a) above, should the circumstances and conditions of operations under this Agreement be deemed, in a reasonable person's judgment, to require reasonable increases in any or all of the foregoing minimum insurance coverages.

     Section 7.04 Additional Requirement

     (a) The Contractor shall cause the policies of insurance described in
Section 7.03 to be duly and properly endorsed by that party's insurance underwriters as follows:

          (1) as to the policies of insurance described in paragraphs 1, 2, 3, 4, 5, and 6 of said Section 7.03(a):

             (A) to provide that any waiver of rights of subrogation against other parties by the covered party will not affect the coverage provided hereunder with respect to the other party; and

             (B) with respect to the services performed by the parties pursuant to this Agreement to provide that the covered party's underwriters shall waive any and all subrogation rights against the other, its directors, officers, agents, and employees without regard to any breach of warranty on the part of Contractor or to provide other evidence of such waiver of recourse against the other party, its directors, officers, agents, or employees as shall be acceptable to AWA.

          (2) as to policies of insurance described in paragraph 1, 5, and 6 of said Section 7.03(a):

             (A) to provide that the other party, its directors, officers, agents, and employees shall be endorsed as Additional Insured parties thereunder; and

             (B) to provide that said insurance shall be primary insurance and to acknowledge that any other insurance policy or policies of the other party shall be secondary or excess insurance;

          (3) as to policies of insurance described in paragraphs 1 and 4 of said Section 7.03(a) to provide a breach of warranty clause to said policies acceptable to AWA;

          (4) as to policies of insurance described in paragraph 1 only of said
     Section 703(a):

             (A) to provide, with respect to claims in favor of the other party, its directors, officers, agents and employees against the covered party, its directors, officers, agents and employees, that the other party, its directors, officers, agents and employees shall not be deemed to be insured under the said insurance policies, and to this end to provide a cross-liability clause as though separate policies were issued for each party and to provide a reciprocal cross-liability clause in favor of each other; and

             (B) to provide contractual liability insurance coverage for liability assumed by Contractor under this Agreement.

          (5) as to policies of insurance described in paragraph 4 above of said
     Section 7.03(a), to provide that said Aircraft Hull Insurance shall be on an agreed value basis, and shall not be subject to more than

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

     the standard market deductibles without the consent of the other party; in the event of loss, settled on the basis of a total loss, all losses shall be payable in full;

          (6) as to any insurance obtained directly from foreign underwriters, to provide that the non-covered party may maintain against the covered party's underwriters a direct action in the United States upon said insurance policies and to this end provide a standard service of suit clause designating a United States attorney in Phoenix, Arizona or Farmington, New Mexico.

     (b) The Contractor shall cause each of the insurance policies referred to in Section 7.03 to be duly and properly endorsed to provide that said policy or policies or any part or parts thereof shall not be cancelled, terminated or materially altered, changed or amended by the insurance underwriters until after 30 days' written notice to the other party, which 30-day notice period shall commence to run from the date such notice is actually received by the other party.

     (c) Upon the effective date of this Agreement, and from time to time thereafter upon request, the Contractor shall furnish to AWA evidence satisfactory to AWA of the aforesaid insurance coverages and endorsements, including certificates certifying that the aforesaid insurance policy or policies with the aforesaid policy limits are duly and properly endorsed as aforesaid and are in full force and effect.

     (d) In the event the Contractor fails to maintain in full force and effect any of the insurance and endorsements described in Sections 7.03 and 7.04, AWA shall have the right (but not the obligation) to procure and maintain such insurance or any part thereof. The cost of such insurance shall be payable by the defaulting party to the other upon demand. The procurement of such insurance or any part thereof by the Contractor does not discharge or excuse the defaulting party's obligation to comply with the provisions of Sections 7.03 and
7.04. The Contractor agrees not to cancel, terminate or materially alter, change or amend any of the policies referred to in Section 7.03 until after providing 30 days' advance written notice to AWA of its intent to so cancel, terminate or materially alter, change or amend said policies of insurance, which 30-day notice period shall commence to run from the date notice is actually received by the party.

ARTICLE 8 -- CONSIDERATION, RECORDS AND REPORTS

     Section 8.01 Consideration

     (a) For and in consideration of the reservations services to be provided to Contractor hereunder, the non-exclusive, non-transferable license granted to Contractor authorizing the specified uses of AWA's Trademarks and other valuable consideration provided by this Agreement, Contractor shall pay to AWA

                         [CONFIDENTIAL PORTION DELETED]

year. AWA shall bill Contractor for such Service Charges through the Clearing House referred to in Article 3 in accordance with the procedures set forth in the currently effective Manual of Procedures issued by said Clearing House, but in no event later than the 28th day of month following the month in which services were provided. In the event Contractor fails to pay AWA in full all Service Charges payable hereunder when due, Contractor agrees to pay to AWA, in addition to such Service Charges, interest on the unpaid balance of such Service Charges computed at the rate per annum of one percent (1%) plus the prime rate which the Chase Manhattan Bank (National Association) from time to time charges at its principal office in New York on short-term loans to large businesses with the highest credit standing, with a minimum rate per annum of 10 percent, from the due date thereof to the date of payment. It is hereby mutually agreed and understood by the parties hereto that the aforesaid Service Charges

                         [CONFIDENTIAL PORTION DELETED]

AWA will use only the personnel in its employ and the equipment and facilities which it owns or leases. In the event AWA is required to employ, retain or otherwise furnish additional personnel or obtain, by purchase, lease or otherwise any additional facilities or equipment, or incur in any manner whatsoever any expenses or disbursements in connection with its performance of this Agreement in excess of the personnel, facilities or equipment being provided in the normal course of business, Contractor shall reimburse AWA in full, through the Clearing House for the actual costs of such additional personnel, facilities and/or equipment, and for any actual expenses or disbursements incurred by AWA in connection with its performance under this Agreement; provided that, prior to incurring any such additional costs or expenses or making any such disbursements, AWA shall first obtain a written approval therefor from Contractor.

     (b) All payments and/or reimbursements contemplated in this Article shall be deemed to be in addition to and not in lieu of any other payments and/or reimbursements required of either party hereto by other articles of this Agreement.

     Section 8.02 Records and Reports

     (a) Upon either party's request, and until such time as the party advises the other that such reports are no longer necessary, each party shall furnish to the requesting party, within 60 days following the close of the first three fiscal quarters of the party, unaudited financial statements including the party's current corporate balance sheets and profit and loss statements, and within 120 days after the close of its fiscal year, each party shall furnish the other with audited financial statements of such party (or its parent company) including, either separately or on a consolidated basis, the balance sheet and profit and loss statements of that party. The appropriate reports filed on Form 10-Q or 10-K shall be satisfactory to fulfill such obligation.

     (b) Each party shall also promptly furnish the other with a copy of every report that it prepares and is required to submit to the FAA, National Transportation Safety Board ("NTSB") or any other governmental agency, relating to any accident or incident involving an aircraft used by it in performing services under this Agreement, when such accident or incident is claimed to have resulted in the death of or substantial injury to any person or the loss of, damage to, or destruction of any property.

     (c) Each party shall promptly notify the other in writing of (i) any change in or relinquishment of control of it, (ii) any agreement contemplating such a change or relinquishment with a copy of such agreement, if in writing, to the other party, or (iii) any change or contemplated change in the Chief Executive Officer position of it.

ARTICLE 9 -- EFFECTIVE DATE, TERMINATION AND CANCELLATION

     Section 9.01 Effective Date and Term

     (a) This Agreement will become effective on October 1, 1992 and will continue in effect thereafter for a period of ten years, unless it is terminated at an earlier date pursuant to one or more of the provisions of this Article 9. The AMERICA WEST EXPRESS service described in Section 2 shall commence on the dates specified in Section 2 and the applicable reservations and ticketing services shall be made available 30 days in advance of the start of such services.

     (b) In the event there is any change in the statutes governing the economic regulation of air transportation, or in the applicable rules, regulations or order of the DOT or some successor agency or department of the government having jurisdiction over air transportation which change or changes materially affect the rights and/or obligations presently in force with respect to the air transportation services of AWA or Contractor, or both, then the parties hereto will consult, within 30 days after any of the occurrences described herein, in order to determine what, if any, changes to this Agreement are necessary or appropriate, including but not limited to, the early termination and cancellation of this Agreement. If the parties hereto are unable to agree whether any change or changes to this Agreement are necessary and proper, or as to the terms of such changes, or whether this Agreement should be cancelled in light of the occurrences described above, and such failure to reach agreement shall continue for a period of 30 days following the commencement of the consultations provided for by this Section 9.01(c), then this Agreement may be cancelled by either AWA or Contractor upon providing the other party a minimum of 90 days' written notice of such cancellation.

     Section 9.02 Termination

     (a) In addition to the foregoing provisions of this Article, this Agreement may be cancelled or terminated by either AWA or Contractor if there is an assignment of this Agreement or any of its rights, duties or obligations created hereunder with respect to any party to this Agreement without the written consent of the other party. In the event that this Agreement is assigned, whether by operation of law or otherwise, without such consent having been given in writing, the party not making the assignment shall have the right immediately to terminate the Agreement by telegraphic or written notice to the other party. If AWA merges, combines or consolidated with another carrier, or if substantially all of AWA's assets are acquired by another carrier and the "HP" designator code or the AMERICA WEST EXPRESS will thereafter not be used for the services of AWA or such other carrier at the Hub, Contractor shall have the right to use, in accordance with this Agreement, such replacement or substitute designator code and related trademarks as are utilized by AWA or such other acquiring or new carrier for its primary services at the Hub. A merger, combination, or consolidation by or with another person, company or corporation by Contractor shall be considered an assignment by Contractor; provided, however, a merger, combination, or consolidation by or with a subsidiary or affiliate of Contractor or with another corporation in which Contractor is the surviving corporation and in which there is no substantial change in the ownership or control of Contractor shall not be considered an assignment by Contractor.

     (b) Recognizing that AWA is presently operating as a Chapter 11 company, under reorganization, in the event that Contractor shall file a voluntary petition in bankruptcy or that proceedings in bankruptcy shall be instituted against it and such party shall be adjudged bankrupt, or that a court shall take jurisdiction of such party and its assets pursuant to proceedings brought under the provisions of any federal reorganization act, or that a receiver of such party's assets shall be appointed and such taking or appointment shall not be stayed or vacated within a period of 60 days, or if AWA should change to a Chapter 7 proceeding or re-enter bankruptcy after its discharge from its current bankruptcy, the other party may thereupon terminate this Agreement by 15 or more days' prior written notice to the other party.

     (c) Except as otherwise provided herein, if either party shall fail to perform, keep, and observe any of the terms, covenants or conditions herein contained on the part of such party to be performed, kept or observed, the non-breaching party may give the breaching party notice in writing to correct such condition or cure such default and, if any such condition or default shall continue for 30 days after the receipt of such notice by the breaching party and, if within such period of time the breaching party has not prosecuted with diligence the correction of such condition or default, the non-breaching party may then terminate this Agreement upon 15 or more days' prior written notice, and this Agreement shall thereupon cease and expire at the end of such 15 or more days in the same manner and to the same effect as if it were the expiration of the original term.

     (d) If either party is required by the FAA or DOT to suspend a substantial portion of its operations for any safety reason, and has not resumed a major portion of such operations hereunder within 30 days of suspension, the other party may terminate this Agreement upon five or more days' prior written notice.

     (e) AWA, in addition to the other provisions of this section and Section
9.01 above, may terminate this Agreement upon not less than 30 days' written notice to the other party hereto should any one of the following conditions occur during the time this Agreement is in effect:

          (1) if, during any two consecutive calendar months during the life of this Agreement, Contractor's flight completion factor shall fall below 97% due to cancellations attributable to maintenance or operational deficiencies within Contractor's normal management control;

          (2) if, for any two consecutive calendar months during the life of this Agreement, Contractor's on-time performance falls below the lower of either: a.) 75 percent of arrivals within 15 minutes; or b.) AWA's actual on-time performance during the same period;

          (3) if, Contractor fails to comply with the trademark license provisions of Article 11 of this Agreement;

     (f) Either AWA or Contractor may terminate this Agreement without cause at any time after the third year from the effective date hereof upon 180 days' written notice to the other party.

     (g) Any early termination or cancellation of one or more of the provisions of this Article 9 shall not be construed so as to relieve any party hereto of any debts or monetary obligations to the other party that shall have accrued hereunder prior to the effective date of such termination or cancellation.

     Section 9.03 Force Majeure

     Neither AWA nor Contractor shall be liable for any failure to perform under this Agreement if such failure is due to causes beyond its control, including, but not limited to, acts of God or the public enemy, fire, floods, epidemics, quarantine or strikes; provided, however, that the foregoing shall not apply to the obligations described under Article 7 of this Agreement.

ARTICLE 10 -- USE OF CONTRACTOR'S AIRCRAFT

     In the event that aircraft owned and/or operated by Contractor bearing the AMERICA WEST EXPRESS are available and can be utilized without adversely affecting in any manner the regular scheduled services operated pursuant to
Section 2, such aircraft may be used:

          (1) for non-scheduled planeload passenger charters; or

          (2) for scheduled or non-scheduled services limited to the transportation of freight and/or mail in markets other than the markets described in Section 2.01; or

          (3) on an emergency basis in operations in other parts of Contractor's system not covered by this Agreement.

ARTICLE 11 -- TRADEMARK LICENSE FOR OPERATIONS TO BE CONDUCTED
              BY CONTRACTOR PURSUANT TO THIS AGREEMENT

     Section 11.01 Grant of Trademark License

     Contractor will conduct all operations described in Section 2 above, and any additional operations undertaken by subsequent amendment hereto under the servicemark "AMERICA WEST EXPRESS" and shall utilize the AMERICA WEST EXPRESS Servicemarks consisting of the exterior color decor and patterns on its aircraft as prescribed by AWA. AWA hereby grants to Contractor a non-exclusive, non-transferable license to use such AMERICA WEST EXPRESS Servicemarks in connection with the services to be rendered by Contractor under this Agreement; provided, however, that subject to the provisions of Section 202(b) hereof, at any time during the life of this Agreement, AWA may alter, amend or revoke the license hereby granted and require Contractor's use of any new or different AWA Servicemarks in conjunction with the air transportation services provided hereunder as AWA may determine in the exercise of its sole discretion and judgment.

     Section 11.02 Terms and Conditions Governing Trademark License

     (a) Contractor hereby acknowledges AWA's ownership of the AWA Servicemarks, further acknowledges the validity of the AWA Servicemarks, and agrees that it will not do anything in any way to infringe or abridge AWA's rights in its Servicemarks or directly or indirectly to challenge the validity of the AWA Servicemarks.

     (b) Contractor agrees that, in providing the services to be provided under this Agreement in conjunction with one or more of the AWA Servicemarks, it will conform to such customer service standards (including professional appearance guidelines and uniform standards; ground equipment appearance standards; ticket counter and gate area image standards; and other reasonable quality control measures) as may be reasonably prescribed by AWA either specifically in this Agreement or by subsequent communications to Contractor. AWA shall have the rights, through such agents or representatives as it may designate, to inspect the services and standards being performed by Contractor under this Agreement, and in the event that, in AWA's opinion, there has been some deviation from such services and/or standards, Contractor agrees upon written notice from AWA to rectify promptly any such deviation.

     (c) Contractor shall not, without AWA's express written consent, advertise the services to be rendered hereunder, nor make use of the AWA Servicemarks referred to in Section 11.01 above in any advertising. AWA shall have absolute discretion to withhold its consent concerning any and all such advertising and use of the AWA Servicemarks in advertising by Contractor. In the event AWA approves the use of such AWA Servicemarks in any advertising, such advertising shall identify AWA as the owner of such servicemark(s), and to the extent that any mark is registered, shall so specify.

     (d) To the extent that Contractor is licensed to use the mark "AMERICA WEST EXPRESS," Contractor will use said mark only in the mark "AMERICA WEST EXPRESS" and then only in conjunction with the services specifically embraced by this Agreement.

     (e) Nothing in this Agreement shall be construed to give Contractor the exclusive right to use the AWA Servicemarks, or to abridge AWA's right to use and/or to license its Servicemarks, and AWA hereby reserves the right to continue use of the AWA Servicemarks as AWA may desire.

     (f) No term or provision of this Agreement shall be construed to preclude the use of the servicemarks "AMERICA WEST EXPRESS" or the aircraft exterior color decor and patterns by other individuals or corporations not covered by this Agreement so long as such use does not place such persons so authorized in direct competition with Contractor in the markets covered by this Agreement, subject to Contractor's right of first refusal set forth in Article 2.

     (g) Should this Agreement be cancelled or otherwise terminated for any reason as set forth in Article 9 hereof, the AWA Servicemarks shall revert to AWA and shall not thereafter be used by Contractor in connection with any operations of Contractor.

ARTICLE 12 -- ENTIRE AGREEMENT, AMENDMENT, NOTICES AND TITLES

     Section 12.01 Entire Agreement and Amendments

     (a) This Agreement represents the entire agreement between the parties hereto unless subsequently amended as hereinafter provided, and said Agreement shall not be modified or cancelled by mutual agreement or in any manner except by an instrument in writing, executed by the parties or their respective successors in interest.

     (b) The parties hereto may by mutual agreement amend any provision of this Agreement, or delete or add any provision to this Agreement by an instrument in writing, executed by each of the parties or their authorized representatives or successors in interest. Any amendment, deletion or additions executed as prescribed herein shall become a part of and shall be construed as part of this Agreement.

     Section 12.02 Notices and Miscellaneous Provisions

     (a) Any and all given notices, approvals or demands required or permitted to be given by the parties hereto shall be sufficient if sent by certified mail, postage prepaid, or facsimile machine or in person to AWA addressed to:

     AMERICA WEST AIRLINES, INC.
     4000 East Sky Harbor Boulevard
     Phoenix, Arizona 85034
     ATTN: Peter J. Otradovec
     Vice President-Planning

and to Contractor, addressed to:

     MESA AIRLINES, INC.
     2325 East 30th Street
     Farmington, New Mexico 87401
     ATTN: Larry L. Risley
     President/Chief Executive Officer

or to such other addresses in the continental United States as the parties may specify by notice as provided herein.

     (b) Description titles contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

     (c) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Mexico.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be entered into and signed as of the day and year first written above.

                                          AMERICA WEST AIRLINES, INC.

                                          /s/  MICHAEL J. CONWAY
                                          --------------------------------------
                                          Name: Michael J. Conway
                                          Title: President

Attest:

/s/  PETER OTRADOVEC
- - --------------------------------------
Peter Otradovec

                                          MESA AIRLINES, INC.

                                          /s/  LARRY L. RISLEY
                                          --------------------------------------
                                          Name: Larry L. Risley
                                          Title: President and Chief Executive
                                          Officer

Attest:

/s/  GARY RISLEY
- - --------------------------------------
Gary Risley

                                                                       EXHIBIT A

                     AMERICA WEST EXPRESS SERVICE AGREEMENT
          BETWEEN AMERICA WEST AIRLINES, INC. AND MESA AIRLINES, INC.

     Exhibit A set forth the transition schedule for the operation of flights with an HP* code.

                                                             TRANSITION FROM
                                                         -----------------------
                                                         HP TO HP*     YV TO HP*
                                                         ---------     ---------
            Bullhead City, AZ................... BHC                   15-Nov-92
            Durango, CO......................... DRO     01-Oct-92
            Farmington, NM...................... FMN                   01-Oct-92
            Flagstaff, AZ....................... FLG     01-Nov-92
            Fort Huachuca, AZ................... FHU                   01-Nov-92
            Gallup, NM.......................... GUP                   01-Oct-92
            Grand Junction, CO.................. GJT                   01-Oct-92
            Kingman, AZ......................... IGM                   15-Oct-92
            Lake Havasu, AZ..................... HII                   15-Nov-92
            Palm Springs, CA.................... PSP     01-Dec-92
            Prescott, AZ........................ PRC                   15-Oct-92
            Telluride, CO....................... TEX                   Seasonal
            Yuma, AZ............................ YUM     01-Oct-92

                         AMENDMENT TO AGREEMENT BETWEEN
                          AMERICA WEST AIRLINES, INC.
                            AND MESA AIRLINES, INC.

     THIS AMENDMENT entered into this 31st day of March, 1993, by and between America West Airlines, Inc. ("AWA"), Debtor-in-Possession, a Delaware corporation, having its principal place of business at 4000 East Sky Harbor Boulevard, Phoenix, Arizona, and Mesa Airlines, Inc. ("Contractor"), a New Mexico corporation, having its principal place of business at 2325 East 30th Street, Farmington, New Mexico.

     WHEREAS, the parties have previously entered into a Service Agreement, dated the 4th day of September, 1992 and

     WHEREAS, Contractor desires to expand the number of gates under its control at Sky Harbor International Airport (PHX), and AWA is agreeable to sub-leasing additional PHX facilities to Contractor, and the parties find it necessary to amend their original agreement to reflect that change,

     NOW, THEREFORE, for and in consideration of the foregoing premises, the parties agree to amend their original agreement as follows:

          (1) [CONFIDENTIAL PORTION DELETED]

          (2) All other provisions of the original agreement shall remain in force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be entered into and signed as of the day and year first written above.


AMERICA WEST AIRLINES, INC.                      MESA AIRLINES, INC.
By:    /s/  PETER OTRADOVEC                      By:    /s/  BLAINE JONES
______________________________                   ______________________________
Title: Vice President - Planning                 Title: CFO/Treasurer

                   SECOND AMENDMENT TO THE AGREEMENT BETWEEN
                          AMERICA WEST AIRLINES, INC.
                            AND MESA AIRLINES, INC.

     THIS AMENDMENT entered into this 31st day of July, 1993, by and between America West Airlines, Inc. ("AWA"), a Delaware corporation, Debtor-in-Possession, having its principal place of business at 4000 East Sky Harbor Boulevard, Phoenix, Arizona, and Mesa Airlines, Inc. ("Contractor"), a New Mexico corporation, having its principal place of business at 2325 East 30th Street, Farmington, New Mexico.

     WHEREAS, the parties have previously entered into a Service Agreement, dated the 4th day of September, 1992, which was amended on March 31, 1993, and

     WHEREAS, AWA and Contractor desire to establish

                         [CONFIDENTIAL PORTION DELETED]

     NOW, THEREFORE, for and in consideration of the foregoing premises, the parties agree to amend their original agreement as amended, as follows:

          (1) Article 3 -- SUPPORT SERVICES AND FACILITIES shall be amended to include a new section 3.07.

                         [CONFIDENTIAL PORTION DELETED]

          (2) All other provisions of the original agreement, as previously amended, shall remain in force and effect.

     IN WITNESS WHEREOF, the parties have caused this amendment to be entered into and signed as of the day and year first written above.


AMERICA WEST AIRLINES, INC.                      MESA AIRLINES, INC.
Debtor-In-Possession

By:     /s/  PETER OTRADOVEC                     By:     /s/  BLAINE  JONES
_________________________________                _______________________________
Title:  Vice President - Planning                Title:  CFO/Treasurer

[LOGO]

March 31, 1994

Mr. Larry L. Risley
President and Chief Executive Officer
Mesa Airlines, Inc.
2225 East 30th Street
Farmington, New Mexico

Re: AMERICA WEST EXPRESS CODE-SHARE AGREEMENT ADDENDUM

Dear Mr. Risley:

                         [CONFIDENTIAL PORTION DELETED]

6. The provisions of this Addendum will expire on June 30, 1994, unless the parties agree in writing to an extension or modification of these terms.

7. All other terms and conditions of the Code-Share Agreement between Mesa and AWA, as amended, shall remain in full force and effect.

Sincerely,

/s/
- - --------------------------------------
          PETER J. OTRADOVEC

Agreed to by:

Mesa Airlines, Inc.

/s/
- - --------------------------------------
By:          LARRY L. RISLEY
      President and Chief Executive
                 Officer

Date:   4-18-94
     ---------------------------------

                    THIRD AMENDMENT TO THE AGREEMENT BETWEEN
                          AMERICA WEST AIRLINES, INC.
                            AND MESA AIRLINES, INC.

     THIS THIRD AMENDMENT entered into this 25th day of August, 1994, by and between America West Airlines, Inc. ("AWA"), a Delaware corporation, having its principal place of business at 4000 East Sky Harbor Boulevard, Phoenix, Arizona, and Mesa Airlines, Inc. ("Contractor"), a New Mexico corporation, having its principal place of business at 2325 East 30th Street, Farmington, New Mexico.

     WHEREAS, the parties have previously entered into a Service Agreement, dated the 4th day of September, 1992, which was amended on March 31, 1993, and again on July 31, 1993, and

     WHEREAS, AWA and Contractor desire to extend the term of that Agreement so as to be coterminous with the Code-share Agreement entered into between AWA and Continental Airlines, Inc.,

     NOW, THEREFORE, for and in consideration of the foregoing premises, the parties agree to amend their original agreement as amended, as follows:

     1) Article 9 -- EFFECTIVE DATE, TERMINATION AND CANCELLATION shall be amended by amending Section 9.01(a) to read as follows:

     Section 9.01 Effective Date and Term

     (a) This Agreement will become effective on October 1, 1992 and will continue in effect thereafter until August 25, 2004, unless it is terminated at an earlier date pursuant to one or more of the provisions of this Article 9. The AMERICA WEST EXPRESS service described in Section 2 shall commence on the dates specified in Section 2 and the applicable reservations and ticketing services shall be made available 30 days in advance of the start of such services.

     2) Section 9.02 Termination shall be amended by deleting paragraph (f).

     3) All other provisions of the original agreement, as previously amended, shall remain in force and effect.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be entered into and signed as of the day and year first written above.

AMERICA WEST AIRLINES, INC.                MESA AIRLINES, INC.

BY:                                        BY:
- - -----------------------------------        ------------------------------------

TITLE:                                     TITLE:
- - -----------------------------------        ------------------------------------